SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ________________

                                  Schedule 13G
                                ________________

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b),(c)
              AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2
                 UNDER THE SECURITIES EXCHANGE ACT OF 1934*


                                  Wayfair Inc.
                                (Name of Issuer)

	                      Class A Common Stock
                         (Title of Class of Securities)

                                   94419L101
                                 (CUSIP Number)

                                 October 1, 2014
            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]    Rule 13d-1(b)
     [X]    Rule 13d-1(c)
     [ ]    Rule 13d-1(d)

___________

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G                                                    PAGE 2 of 17

CUSIP No. 94419L101
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Viking Global Investors LP
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,750,236
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,750,236
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          1,750,236
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          12.6%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          PN
_____________________________________________________________________________

Schedule 13G                                                    PAGE 3 of 17

CUSIP No. 94419L101
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Viking Global Performance LLC
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,252,825
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,252,825
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          1,252,825
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          9.0%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          OO
_____________________________________________________________________________

Schedule 13G	                                               PAGE 4 of 17

CUSIP No. 94419L101
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Viking Global Equities LP
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    427,215
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    427,215
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          427,215
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          3.1%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          PN
_____________________________________________________________________________

Schedule 13G                                                   PAGE 5 of 17

CUSIP No. 94419L101
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Viking Global Equities II LP
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    25,054
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    25,054
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          25,054
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.2%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          PN
_____________________________________________________________________________

Schedule 13G                                                 PAGE 6 of 17

CUSIP No. 94419L101
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          VGE III Portfolio Ltd.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    800,556
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    800,556
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          800,556
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.8%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          CO
_____________________________________________________________________________

Schedule 13G                                                    PAGE 7 of 17

CUSIP No. 94419L101
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Viking Long Fund GP LLC
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    497,411
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    497,411
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          497,411
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          3.6%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          OO
_____________________________________________________________________________

Schedule 13G                                                    PAGE 8 of 17

CUSIP No. 94419L101
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Viking Long Fund Master Ltd.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    497,411
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    497,411
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          497,411
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          3.6%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          CO
_____________________________________________________________________________

Schedule 13G                                                   PAGE 9 of 17

CUSIP No. 94419L101
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          O. Andreas Halvorsen
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Norway
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,750,236
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,750,236
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          1,750,236
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          12.6%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          IN
_____________________________________________________________________________

Schedule 13G                                                   PAGE 10 of 17

CUSIP No. 94419L101
_____________________________________________________________________________

     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          David C. Ott
_____________________________________________________________________________

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________

     (3)  SEC USE ONLY
_____________________________________________________________________________

     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,750,236
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,750,236
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          1,750,236
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          12.6%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          IN
_____________________________________________________________________________

Schedule 13G                                                  PAGE 11 of 17

CUSIP No. 94419L101
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Thomas W. Purcell, Jr.
_____________________________________________________________________________

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________

     (3)  SEC USE ONLY
_____________________________________________________________________________

     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,750,236
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,750,236
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          1,750,236
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          12.6%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          IN
_____________________________________________________________________________

Schedule 13G                                                  PAGE 12 of 17

CUSIP No. 94419L101
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Daniel S. Sundheim
_____________________________________________________________________________

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________

     (3)  SEC USE ONLY
_____________________________________________________________________________

     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,750,236
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,750,236
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          1,750,236
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          12.6%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          IN
_____________________________________________________________________________

Schedule 13G                                                   PAGE 13 of 17

CUSIP No. 94419L101

ITEM 1(a).  NAME OF ISSUER:
            Wayfair Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            4 Copley Place, 7th Floor
            Boston, Massachusetts  02116

ITEM 2(a).  NAME OF PERSON FILING:
	    Viking Global Performance LLC ("VGP"),
	    Viking Global Investors LP ("VGI"),
	    Viking Global Equities LP ("VGE"),
	    Viking Global Equities II LP ("VGEII"),
	    VGE III Portfolio Ltd. ("VGEIII"),
            Viking Long Fund GP LLC ("VLFGP"),
	    Viking Long Fund Master Ltd. ("VLFM"),
	    O. Andreas Halvorsen, David C. Ott, Thomas W. Purcell, Jr. and Daniel S. Sundheim (collectively, the "Reporting Persons")

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:
            The business address of each of the Reporting Persons is 55 Railroad Avenue, Greenwich, Connecticut 06830.

ITEM 2(c).  CITIZENSHIP:
            VGE, VGEII and VGI are Delaware limited partnerships, VGEIII and VLFM are Cayman Islands exempted companies, and VGP and VLFGP are both Delaware limited liability companies. O. Andreas Halvorsen is a citizen of Norway. David C. Ott, Thomas W. Purcell, Jr. and Daniel S. Sundheim are citizens of the United States.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:
            Class A Common Stock ("Common Stock")

ITEM 2(e).  CUSIP NUMBER:  94419L101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ] Broker or dealer registered under Section 15 of the Act

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E)

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

Schedule 13G                                                PAGE 14 of 17

CUSIP No. 94419L101

          (g) [ ]   Parent Holding Company, in accordance with Rule 13d-
                    1(b)(ii)(G)

          (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940

          (j) [ ] A non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J)

	  (k) [ ] Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution:

ITEM 4.   OWNERSHIP.

     A.  VGI
          (a)  Amount beneficially owned: 1,750,236
          (b)  Percent of class: 12.6%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         1,750,236
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 1,750,236

                  VGI provides managerial services to VGE, VGEII,VGEIII and VLFM. VGI has the authority to dispose of and vote the shares of Common Stock.

	          Based on Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Act"), VGI may be deemed to beneficially own the shares of Common Stock directly held by VGE, VGEII, VGEIII and VLFM. VGI does not directly own any shares of Common Stock.

Schedule 13G                                                 PAGE 15 of 17

CUSIP No. 94419L101

     B.  VGP
          (a)  Amount beneficially owned: 1,252,825
          (b)  Percent of class: 9.0%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         1,252,825
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 1,252,825

		  VGP, as the general partner of VGE and VGEII, has the authority to dispose of and vote the shares of Common Stock directly owned by VGE and VGEII. VGP serves as investment manager to VGEIII and has the authority to dispose of and vote the shares of Common Stock directly owned by VGEIII. VGP does not directly own any shares of Common Stock.

	          Based on Rule 13d-3 of the Act, VGP may be deemed to beneficially own the shares of Common Stock directly held by VGE, VGEII and VGEIII.

     C.  VLFGP
          (a)  Amount beneficially owned: 497,411
          (b)  Percent of class: 3.6%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         497,411
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 497,411

                  VLFGP serves as the investment manager of VLFM and has the authority to dispose of and vote the shares of Common Stock directly owned by VLFM. VLFGP does not directly own any shares of Common Stock.

                  Based on Rule 13d-3 of the Act, VLFGP may be deemed to beneficially own the shares of Common Stock directly held by VLFM.

      D.  VGE
          (a)  Amount beneficially owned: 427,215
          (b)  Percent of class: 3.1%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         427,215
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 427,215

                   VGE has the authority to dispose of and vote the shares of Common Stock directly owned by it, which power may be exercised by its general partner, VGP, and by VGI, an affiliate of VGP, which provides managerial services to VGE.

      E.  VGEII
          (a)  Amount beneficially owned: 25,054
          (b)  Percent of class: 0.2%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         25,054
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 25,054

                   VGEII has the authority to dispose of and vote the shares of Common Stock directly owned by it, which power may be exercised by its general partner, VGP, and by VGI, an affiliate of VGP, which provides managerial services to VGEII.

      F.  VGEIII
          (a)  Amount beneficially owned: 800,556
          (b)  Percent of class: 5.8%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         800,556
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 800,556

                   VGEIII has the authority to dispose of and vote the shares
		   of Common Stock directly owned by it, which power may be
		   exercised by its investment manager, VGP, and by VGI, an
		   affiliate of VGP, which provides managerial services to VGEIII.
		   Viking Global Equities III Ltd. (a Cayman Islands exempted
		   company) invests substantially all of its assets through VGEIII.

      G.  VLFM
          (a)  Amount beneficially owned: 497,411
          (b)  Percent of class: 3.6%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         497,411
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 497,411

                   VLFM has the authority to dispose of and vote the
		   shares of Common Stock directly owned by it, which power may
		   be exercised by its investment manager, VLFGP, and by VGI,
		   an affiliate of VLFGP, which provides managerial services
                   to VLFM. Viking Long Fund LP (a Delaware limited partnership)
		   and Viking Long Fund III Ltd. (a Cayman Islands exempted
		   company), through its investment in Viking Long Fund Intermediate
		   LP (a Cayman Islands limited partnership), invest substantially
		   all of their assets through VLFM.

Schedule 13G                                                 PAGE 16 of 17

CUSIP No. 94419L101

       H. O. Andreas Halvorsen, David C. Ott, Thomas W. Purcell, Jr. and Daniel S. Sundheim
          (a)  Amount beneficially owned: 1,750,236
          (b)  Percent of class: 12.6%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         1,750,236
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 1,750,236

	          Messrs. Halvorsen, Ott, Purcell and Sundheim, as
	          Executive Committee Members of VGI, VGP and VLFGP, have shared authority to dispose of and vote the shares of Common Stock beneficially owned by VGI, VGP and VLFGP. None of Messrs. Halvorsen, Ott, Purcell and Sundheim directly owns any shares of Common Stock.

	          Based on Rule 13d-3 of the Act, each may be deemed to beneficially
	          own the shares of Common Stock directly held by VGE, VGE II,
		  VGEIII and VLFM.


	The percentages used herein and in this Item 4 are calculated based upon the Issuer having 13,920,986 shares of Class A
	Common Stock outstanding, which figure reflects (i) the 11,000,000 shares of Class A Common Stock outstanding as reported on the Prospectus filed by the Issuer on Form 424B4 on October 2, 2014, (ii) the 1,650,000 shares of Class A Common Stock reported as issued pursuant to the underwriters option to purchase additional shares, as published on October 7, 2014 in a press release on the website of the Issuer and
	(iii) the 1,270,986 shares of Class B Common Stock beneficially owned in the aggregate by the Reporting Persons.

	Pursuant to Rule 13d-3(d)(1), all shares of Class B Common Stock held by the Reporting Persons were deemed to be converted for the purposes of
	(i) determining the aggregate amount of shares of Class A Common Stock beneficially owned by the Reporting Persons and (ii) calculating the percentages of the Class A Common Stock owned by such Reporting Persons. Consequently, all Class A Common Stock amounts disclosed herein are inclusive of Class B Common Stock amounts held by the Reporting Persons.

	Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes.
	There were 71,757,659 shares of Class B Common Stock outstanding as reported on the Prospectus filed by the Issuer on Form 424B4 on October 2, 2014, including the 1,270,986 shares of Class B
	Common Stock beneficially owned by the Reporting Persons. The ownership percentages reported herein do not reflect the ten for one voting power of the Class B Common Stock, because these shares are treated as converted into Class A Common Stock for the purpose of this report.


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          If this statement is being filed to report the fact that as of the date hereof the Reporting Persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.[]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Yes, see Item 4.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
	  Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
	  Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
	  Not applicable.

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))
          By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G                                               PAGE 17 of 17

CUSIP No. 94419L101

SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED: October 14, 2014
			/s/ O. ANDREAS HALVORSEN
                        By: O. Andreas Halvorsen - individually and
                        as an Executive Committee Member of
                        VIKING GLOBAL PERFORMANCE LLC, on behalf
                        of itself and VIKING GLOBAL EQUITIES LP,
                        VIKING GLOBAL EQUITIES II LP,VGE III PORTFOLIO LTD. and as an Executive Committee Member of
                        Viking Global Partners LLC, on behalf of
                        VIKING GLOBAL INVESTORS LP, and as
			an Executive Committee Member of
			VIKING LONG FUND GP LLC on behalf of itself
                        and VIKING LONG FUND MASTER LTD.

                        /s/ DAVID C. OTT
                        By: David C. Ott - individually and
                        as an Executive Committee Member of
                        VIKING GLOBAL PERFORMANCE LLC, on behalf
                        of itself and VIKING GLOBAL EQUITIES LP,
                        VIKING GLOBAL EQUITIES II LP,VGE III PORTFOLIO LTD. and as an Executive Committee Member of
                        Viking Global Partners LLC, on behalf of
                        VIKING GLOBAL INVESTORS LP, and as
			an Executive Committee Member of
			VIKING LONG FUND GP LLC on behalf of itself
                        and VIKING LONG FUND MASTER LTD.

                        /s/ THOMAS W. PURCELL, JR.
                        By: Thomas W. Purcell, Jr. - individually and
                        as an Executive Committee Member of
                        VIKING GLOBAL PERFORMANCE LLC, on behalf
                        of itself and VIKING GLOBAL EQUITIES LP,
                        VIKING GLOBAL EQUITIES II LP,VGE III PORTFOLIO LTD. and as an Executive Committee Member of
                        Viking Global Partners LLC, on behalf of
                        VIKING GLOBAL INVESTORS LP, and as
			an Executive Committee Member of
			VIKING LONG FUND GP LLC on behalf of itself
                        and VIKING LONG FUND MASTER LTD.

                        /s/ DANIEL S. SUNDHEIM
                        By: Daniel S. Sundheim - individually and
                        as an Executive Committee Member of
                        VIKING GLOBAL PERFORMANCE LLC, on behalf
                        of itself and VIKING GLOBAL EQUITIES LP,
                        VIKING GLOBAL EQUITIES II LP,VGE III PORTFOLIO LTD. and as an Executive Committee Member of
                        Viking Global Partners LLC, on behalf of
                        VIKING GLOBAL INVESTORS LP, and as
			an Executive Committee Member of
			VIKING LONG FUND GP LLC on behalf of itself
                        and VIKING LONG FUND MASTER LTD.